Exhibit 99.1

SYMS COMMON STOCK BEGINS TRADING ON NASDAQ

SECAUCUS, New Jersey, February 27, 2008 – SYMS Corp (PINK SHEETS: SYMZ – News), a leading off-price retailer, announced today that its listing application to NASDAQ has been approved and that effective with the opening of the market on February 28, 2008 its shares will trade on NASDAQ under the symbol “SYMS”.

About Syms
Syms Corp currently operates a chain of thirty-three “off-price” apparel stores located in key markets throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

CONTACTS:

Judith Wilkinson / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449